Contact:	News Release
Laura Gaffin, FHLB Cincinnati	FOR IMMEDIATE RELEASE
513.852.7086 (office) or 513.265.5431 (cell)	February 14, 2024

FHLB CINCINNATI ANNOUNCES 2023 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (the FHLB) today released unaudited financial results for the year ended December 31, 2023.
Overview
Throughout 2023, the FHLB successfully delivered on its dual mission of providing access to critical liquidity funding to member financial institutions during a variety of stresses in the financial industry and expanding support for affordable housing and community investment. The FHLB's strong performance during 2023 enabled it to increase contributions to its housing and community investment programs by $55 million (166 percent) compared to 2022. The contributions in 2023 included $15 million provided to voluntary housing programs and a $74 million allocation of earnings to the required Affordable Housing Program.

Operating Results
▪Net income for 2023 was $668 million and ROE was 9.63 percent, compared to net income of $252 million and ROE of 4.78 percent for 2022. For the fourth quarter, net income was $153 million and return on average equity (ROE) was 9.33 percent. This compares to net income of $104 million and ROE of 6.64 percent for the same period of 2022.
▪Net income increased in both comparisons primarily because of higher interest rates and average Advance balances. In particular, higher average interest rates increased the earnings generated from investing the FHLB's capital and contributed to improved spreads earned on mortgage loans held for portfolio. Average Advance balances were higher in both comparisons in part from depository members' greater demand for liquidity. Additionally, average Advance balances were significantly higher in the annual comparison as member demand increased in March 2023 given the turmoil in the banking industry and financial markets. Most of these Advances have matured or were prepaid by the end of 2023.

Financial Condition Highlights
▪Total assets at December 31, 2023 were $124.0 billion, an increase of $15.4 billion (14 percent) from year-end 2022.
▪Mission Assets and Activities – comprising the major products we offer to members including Advances, Letters of Credit (off-balance sheet), and the Mortgage Purchase Program – were $127.8 billion at December 31, 2023, an increase of $12.0 billion (10 percent) from year-end 2022. The growth in Mission Assets and Activities was driven by increases in Letters of Credit and Advance balances. Letters of Credit increased as members continue to use them primarily to secure higher levels of public unit deposits. The growth in Advances resulted from greater member demand as noted above. The FHLB's business model is designed to support significant changes in asset levels without having to undergo material changes in staffing, operations, risk practices, or general resource needs.
▪Total investments at December 31, 2023 were $42.6 billion, an increase of $9.0 billion (27 percent) from year-end 2022, which was primarily driven by higher liquidity investments. Total investments included $19.2 billion of mortgage-backed securities (MBS) issued by Fannie Mae, Freddie Mac or Ginnie Mae and $23.4 billion of liquidity investments. Liquidity investments can vary significantly on a daily basis to support actual and anticipated borrowing needs of members and in order to meet all current and anticipated financial commitments.
▪The FHLB exceeded all minimum regulatory capital and liquidity requirements. On December 31, 2023, GAAP capital was $6.4 billion, a decrease of $0.1 billion (one percent) from year-end 2022. The GAAP and regulatory capital-to-assets ratios were 5.18 percent and 5.26 percent, respectively, at December 31, 2023. Retained earnings were $1.7 billion at December 31, 2023, an increase of 18 percent from year-end 2022.
Dividend
▪The FHLB paid its stockholders a cash dividend on December 21, 2023 at a 9.00 percent annualized rate, which was 3.67 percentage points above fourth quarter average overnight interest rates. The FHLB computes average overnight interest rates as a blend of the Secured Overnight Financing Rate and Federal funds effective rate.
Housing and Community Investment
▪The FHLB is required to annually set aside a portion of its profits for grants supporting affordable housing. These funds assist members in serving very low-, low-, and moderate-income households and community economic development. The FHLB's net income for 2023 resulted in an accrual of $74 million to the Affordable Housing Program (AHP) pool of funds available. The AHP consists of a competitive program and homeownership program called Welcome Home, which assists homebuyers with down payments and closing costs. Since the inception of the AHP in 1990, the FHLB has awarded over $895 million in subsidies towards the creation of more than 109,000 units of affordable housing.
▪The FHLB's Board of Directors also affirmed its commitment to affordable housing by approving voluntary housing contributions of more than $15 million during 2023. These funds are in addition to the required AHP contributions.
•The Carol M. Peterson (CMP) Housing Fund received contributions of nearly $7 million during 2023. This program provides grants to cover accessibility rehabilitation and emergency repairs for special needs and elderly homeowners within the Fifth District.
•The Welcome Home program was funded with over $7 million of voluntary housing contributions during 2023.
•The Disaster Reconstruction Program disbursed over $1 million during 2023 for the replacement or repair of homes damaged or destroyed by natural disasters within the Fifth District.

The FHLB expects to file its 2023 Form 10-K with the Securities and Exchange Commission on or about March 21, 2024.

About the FHLB
The FHLB is a AA+ rated wholesale cooperative bank owned by 609 member financial institutions, including commercial banks, thrifts, credit unions, insurance companies and community development financial institutions in Kentucky, Ohio and Tennessee. The FHLB provides members access to products and services (primarily Advances, which are a readily available, low-cost source of funds, purchases of certain mortgage loans from members, and issuance of Letters of Credit to members) and a competitive return through quarterly dividends on their capital investment in the FHLB. The FHLB funds these products and services by raising private-sector capital from member-stockholders and, with the other Federal Home Loan Banks (FHLBanks) in the FHLBank System, issuing high-quality debt in the global capital markets. The FHLB also funds community investment programs that help its members create affordable housing and promote community economic development.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLB’s financial condition and results of operations. These include, but are not limited to: the effects of economic, financial, and market conditions; legislative or regulatory developments concerning the FHLBank System; financial pressures affecting other FHLBanks; pandemics; competitive forces; and other risks detailed from time to time in the FHLB’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLB undertakes no obligation to update any such statements.

Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	December 31, 2023	December 31, 2022	Percent Change (2)
Total assets	$123,996	$108,610	14%
Advances (principal)	73,638	67,428	9
Mortgage loans held for portfolio (principal)	6,960	7,006	(1)
Total investments	42,641	33,605	27
Consolidated Obligations	115,447	100,359	15
Mandatorily redeemable capital stock	17	17	(1)
Capital stock	4,846	5,151	(6)
Total retained earnings	1,658	1,401	18
Total capital	6,427	6,502	(1)
Regulatory capital (1)	6,521	6,569	(1)

Capital-to-assets ratio (GAAP)	5.18%	5.99%
Capital-to-assets ratio (Regulatory) (1)	5.26	6.05

OPERATING RESULTS

	Three Months Ended December 31,			For the Years Ended December 31,
	2023	2022	Percent Change (2)	2023	2022	Percent Change (2)
Total interest income	$1,743	$1,108	57%	$6,958	$2,220	213%
Total interest expense	1,528	914	67	6,094	1,733	252
Net interest income	215	194	11	864	487	77
Non-interest income (loss)	(16)	(52)	69	4	(103)	104
Non-interest expense	29	26	12	126	103	22
Affordable Housing Program assessments	17	12	45	74	29	160
Net income	$153	$104	47	$668	$252	165

Return on average equity	9.33%	6.64%		9.63%	4.78%
Return on average assets	0.48	0.35		0.49	0.25
Annualized dividend rate	9.00	6.00		7.60	4.31
(1)Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.
(2)Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results.
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